Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103-7098

Telephone: (215) 564-8000

January 13, 2017

Board of Trustees

Delaware Group Equity Funds II

2005 Market Street

Philadelphia, PA 19103

Re:	Delaware Value Fund
File Nos. 002-13017/811-00750

Ladies and Gentlemen:

We have acted as counsel to Delaware Group Equity Funds II, which is a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 148 (the “Amendment”) to its Registration Statements on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended. The purpose of the Amendment is to register an indefinite number of Class T shares of beneficial interest for the following series of the Trust: Delaware Value Fund (the “Fund”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees in connection with establishing Class T shares for the Fund, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.      The Class T shares of the Fund will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2.      The Class T shares of the Fund will be issued against payment therefor as described in the Fund’s Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

Board of Trustees

January 13, 2017

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Trust’s Post-Effective Amendment No. 148.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/ Jonathan M. Kopcsik
Jonathan M. Kopcsik